Exhibit 10.3

Conformed Copy
All Amendments Adopted Through
November 26, 2007

MAXIMUS, INC.
DEFERRED COMPENSATION PLAN

Adopted effective October 1, 2004
Amended and Restated Effective January 1, 2005

The MAXIMUS, INC. DEFERRED COMPENSATION PLAN (the “Plan”) was originally adopted effective as of October 1, 2004, by MAXIMUS, Inc., a Virginia corporation (the “Company”), primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company.  The Company amended and restated the Plan effective as of January 1, 2005 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  It is intended that this Plan be exempt from the requirements of Parts II, III and IV of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  This Plan is intended to be an unfunded, nonqualified deferred compensation plan.  Plan participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.  All amounts deferred under the Plan shall be administered to comply with Section 409A of the Code and any regulations or other interpretative authority promulgated thereunder, without regard to whether such amounts were deferred and vested before or after January 1, 2005.

ARTICLE I

TITLE AND DEFINITIONS

1.1	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)  “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b)  “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c)  “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee.  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary.  No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

(d)  “Board of Directors” or “Board” shall mean the Board of Directors of Company.

(e)  “Bonuses” shall mean the bonuses earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the last day of the Plan Year.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)  “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(h)  “Company” shall mean MAXIMUS, Inc., a Virginia corporation, and any successor organization thereto, and shall also include any subsidiary of the Company that the Committee has determined is eligible to participate in the Plan.

(i)  “Company Contribution Account” shall mean the bookkeeping account maintained by Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

(j)  “Company Discretionary Contribution Amount” shall mean such discretionary amount, if any, contributed by the Company for any Participant for a Plan Year.  Such amount may differ, in the Committee’s sole and absolute discretion, from Participant to Participant.

(k)  “Company Matching Contribution Amount” shall mean such discretionary amount, if any, contributed by the Company for each Participant for a Plan Year.  Such amount may differ, in the Committee’s sole and absolute discretion, from Participant to Participant.

(l)  “Compensation” shall mean the total amounts paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, including bonuses and commissions, as reported on the employee’s federal income tax withholding statement or statements.

(m)  “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, (2) the Stock Units representing Restricted Stock that a Participant has deferred, and (3) earnings and losses pursuant to Section 4.1.

(n)  Designated Employees” shall mean Eligible Employees designated by the Committee as eligible to defer Restricted Stock Awards.

(o)  “Disabled” means a determination by the insurer under the Company’s long-term disability insurance policy that the Participant is disabled and eligible for long-term disability benefits under such policy.  Notwithstanding the foregoing, should regulations or other Internal Revenue Service (“IRS”) guidance be interpreted by the Committee, in its sole and absolute discretion, as not meeting the minimum requirements of Section 409A of the Code, “Disabled” under this Plan shall automatically and without further action or amendment, be determined to exist if the Participant is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and the Participant is receiving income replacement benefits for a period of not less than 3 months under any disability benefit plan for covered employees of the Employer.

(p)  “Distributable Amount” shall mean the vested balance in the Participant’s Deferral Account and Company Contribution Account.

(q)  [DELETED]

(r)  “Effective Date” shall mean the date the Plan first became effective which was October 1, 2004.  The Plan was amended, effective January 1, 2005, and may be amended from time to time consistent with the requirements of Section 409A of the Code.

(s)  “Eligible Employee” shall mean an employee of the Company who is a member of a select group of management and/or highly compensated employees who has been designated by the Committee, in its sole and absolute discretion, as eligible to participate in the Plan and is notified of such eligibility.

(t)  “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(u)  “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(v)  “Initial Election Period” shall mean the 30-day period prior to the Effective Date of the Plan, or the 30-day period following the time an employee shall be designated by the Company as an Eligible Employee.

(w)  “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

(x)  “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

(y)  “Payment Date” shall mean the February following the Plan Year in which termination occurs or, if elected by the Participant, at such time following an earlier “Change in Control” (as defined by Section 409A of the Code) as provided in Section 6.1(e).

(z)  “Performance Based Compensation” means any compensation which may be paid to an Eligible Employee based on services performed over a period of at least twelve (12) months, or such other definition as may be required by applicable regulations.

(aa)  “Plan” shall be The MAXIMUS, Inc. Deferred Compensation Plan.

(bb)  “Plan Year” shall be January 1 to December 31 of each year.

(cc)  “Restricted Stock” shall mean shares of Stock issued under the Restricted Stock Plan, which by its terms are subject to vesting and/or forfeiture.

(dd)  “Restricted Stock Award” shall mean any award of Restricted Stock under the Restricted Stock Plan.

(ee)  “Restricted Stock Plan” shall mean the MAXIMUS, Inc. 1997 Equity Incentive Plan.

(ff)  “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(gg)  “Specified Employee” means any Participant who would be considered a “Specified Employee” as the term is defined in Section 409A(a)(2)(B)(i) of the Code.

(hh)  “Stock Unit” shall mean a bookkeeping entry representing a right to receive a share of MAXIMUS, Inc. common stock on a date determined in accordance with this Plan and pursuant to the terms and conditions of this Plan and the Restricted Stock Plan.

(ii)  “Trust” shall mean the legal entity created by the Trust Agreement.

(jj)  “Trust Agreement” shall mean the agreement between the Company and the Trustee that establishes a trust to hold and manage the assets contributed by the Company in connection with the Plan.

(kk)  “Trustee” shall mean First American Trust, FSB or any other one or more individuals or organizations that the Company may enter into a Trust Agreement as trustee(s), and any duly appointed successors.

ARTICLE II

PARTICIPATION

2.1	Commencement of Participation.

An Eligible Employee shall become a Participant in the Plan for a Plan Year by (a) electing to defer all or a portion of his or her Compensation for such Plan Year in accordance with Section 3.1, by completing all required applications for life insurance (as determined by Committee in its discretion), or (b) electing to defer the receipt of Restricted Stock that has not vested.

2.2	Cessation of Participation.

Active participation in the Plan shall end when a Participant’s terminates employment with the Company for any reason or at such time as a Participant is notified by the Committee, pursuant to Section 2.3, below, that he or she is no longer eligible to participate in the Plan.  Upon termination of employment or eligibility, a Participant shall remain an inactive Participant in the Plan until all of the amounts to which he or she is entitled under this Plan have been paid in full.

2.3	Cessation of Eligibility.

The Committee may at any time, in its sole discretion, notify any Participant that he or she is not eligible to participate in the Plan, or is not eligible for Company Discretionary Contribution Amounts in any Plan Year.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

(a)  Initial Election Period.  Subject to the provisions of Article II, each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.  Notwithstanding the foregoing, the Initial Election Period for deferrals of Performance Based Compensation may be different than that for other deferrals and may end on a period no later than six (6) months prior to the end of the performance period for which services are to be rendered.

(b)  General Rule.  The amount of Compensation which an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Sections 1.1(l) and 3.1(a) and shall be a percentage which shall not exceed 80% of the Eligible Employee’s Base Salary and 100% of the Eligible Employee’s Compensation other than Base Salary, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax, employment tax, all garnishments or other amounts required to be withheld by applicable law or court order and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.  The minimum contribution which may be made in any Plan Year by an Eligible Employee shall not be less than $5,000, provided such minimum contribution can be satisfied from any element of Compensation.

(c)  Deferral of Restricted Stock.  A Designated Employee may elect to defer all or a portion of Restricted Stock awarded pursuant to a Restricted Stock Award and receive a credit of Stock Units.  Any such deferral election must be made in a time period designated by the Committee from time to time and in accordance with Sections 3.1(d) and (e).  No minimum annual deferral election applies to the deferral of Restricted Stock.

(d)  Duration of Compensation Deferral Election.  An Eligible Employee’s initial election to defer Compensation must be made prior to the Effective Date and is to be effective with respect to Compensation received after such deferral election is processed.  An election shall remain in effect for each successive Plan Year unless the Participant changes such an election during an appropriate enrollment period.  A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election during any enrollment period (which shall be such period as specified by the Committee which ends no later than the last day of the preceding Plan Year) which election shall be effective on the first day of the next following Plan Year or in the case of Performance Based Compensation, no later than six (6) months prior to the end of the performance period for which services are to be rendered.  In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she is notified he or she has become an Eligible Employee to make an Initial Election with respect to Compensation earned following the Initial Election period.  Such election shall be for the remainder of the Plan Year, in the event the Plan Year has commenced.

(e)  Elections other than Elections during the Initial Election Period.  Subject to the limitations of Section 3.1(b), (c) (d) above, any Eligible Employee who has terminated a prior Compensation deferral election may elect to again defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation and/or Restricted Stock as described in Sections 3.1(b) and (c) above.  An election to defer Compensation and/or Restricted Stock must be filed in a timely manner in accordance with Section 3.1(c) and (d).

3.2	Investment Elections.

(a)  At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee.  Effective as of the next business day, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, at any time.  If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b)  Although the Participant may designate the type of investments, the Committee shall not be bound by such designation.  The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

(c)  If any portion of a Participant’s Account is credited with Stock Units, then the Participant shall not be permitted to select any other investment fund with respect to such Stock Units, and distributions of such Stock Units shall only be in the form of Company common stock and shall be settled solely out of the Restricted Stock Plan.  In the event of a corporate transaction involving the Company’s common stock, such Stock Units will be substituted and settled with an equivalent form of consideration provided under the Restricted Stock Plan pursuant to such transaction, which, if cash, will be deemed invested during the deferral period pursuant to the Participant’s investment elections under Section 3.2(a).

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1	Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a) and/or a Stock Unit subaccount, if applicable.  A Participant’s Deferral Account shall be credited as follows:

(a)  On the business day that amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b)  Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).  The value of any Stock Unit subaccount shall reflect only the current fair market value of the Company’s common stock underlying such Stock Units.

(c)  In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2	Company Contribution Account.

The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan.  Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant’s Company Contribution Account shall be credited as follows:

(a)  On the business day of any Company Discretionary Contribution Amount or Company Matching Contribution Amount, the Committee shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, or Company Matching Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and

(b)  Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.3	Trust Funding.

The Company has created a Trust with the Trustee.  The Company shall cause the Trust to be funded each year.  The Company shall contribute to the Trust (1) an amount equal to the amount deferred by each Participant; (2) the aggregate amount of Company Discretionary Contribution Amounts; and (3) the aggregate amount of Company Matching Contribution Amounts for the Plan Year.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in Section 3.2 of the Trust.

The assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account.  A Participant shall be vested in any Company Discretionary Contribution Amount and/or Company Matching Contribution Amount, and the Interest thereon, in accordance with the schedule specified by the Committee in its sole discretion at such time any such contribution is made.  A Participant shall be vested in any Stock Units under the Plan in accordance with the terms and conditions of the Participant’s Restricted Stock Award.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.

(a)  Distribution Without Scheduled Withdrawal Date.  In the case of a Participant who terminates employment with Company, or is determined to have become Disabled, and has an Account balance of $25,000 or more, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum on the Participant’s Payment Date.  An optional form of benefit may be elected by the Participant, on the form provided by Company, during his or her Initial Election Period of substantially equal annual installments over two (2) to twenty (20) years beginning on the Participant’s Payment Date.

A Participant may amend his or her form of distribution election from a single lump sum to installments by filing an amended election at least twelve (12) months in advance of the date the Participant terminates employment with the Company.  The amended new distribution date must be in a Plan Year five (5) years after the date the Participant terminates employment with the Company.  No amendment may accelerate the date that any distribution would be made from the Plan.

In the case of a Participant who terminates employment with Company, or is determined to have become Disabled, and has an Account balance of less than $25,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant’s Payment Date.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b)  Distribution With Scheduled Withdrawal Date.  In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation, vested Matching Contribution Amounts and vested Company Discretionary Contribution Amounts, if any, and earnings on such deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.1(ee) of the Plan.  A Participant’s Scheduled Withdrawal Date with respect to deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts deferred in a given Plan Year can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts are made.  A Participant’s Scheduled Withdrawal Date with respect to the deferral of Stock Units in a given Plan Year can be no earlier than (a) two years from the last day of the Plan Year for which the deferral of Stock Units was made and (b) two years from the vesting date of the Restricted Stock Award.  A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than five years from the Scheduled Withdrawal Date.  The Participant shall have the right to modify any Scheduled Withdrawal Date one time.  In the event a Participant terminates employment with Company prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in the manner selected for Termination.

(c)  Distribution for Termination of Employment due to Death.  In the case of the death of a Participant while employed by the Company, the Participant’s account balance shall be distributed to the Participant’s Beneficiary in a lump sum following the end of the calendar quarter in which the receipt of confirmation of death has been received.

(d)  Post-Termination Death Benefit.  In the event a Participant dies after his or her termination of employment and still has a vested balance in his or her Account, the vested balance of such Account shall continue to be paid in annual installments for the remainder of the period in accordance with the election previously made by the Participant.

(e)  Change in Control.  A Participant may elect, at such times and in such manner as permitted by the Company, to receive a lump sum distribution of his or her entire Account balance in the event of a subsequent Change in Control (as defined by Section 409A of the Code).  Such payment shall be made in the month following the month in which such Change in Control occurs; provided, however, that if the Change in Control occurs in the 2007 calendar year, any such distribution be made in February 2008.

6.2	[DELETED]

6.3	Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1.2(u) of the Plan prior to the Payment Date, subject to the following restrictions:

(a)  The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(b)  The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.2(u) of the Plan.

(c)  The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d)  If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.

6.4	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

6.5	Limitation on Distributions to Covered Employees.

Notwithstanding any other provision of this Article VI in the event that the Participant is a “covered employee” as that term is defined in section 162(m)(3) of the Code, or would be a covered employee if benefits were distributed in accordance with his or her distribution election or early withdrawal request, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution.  Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitations set forth in this Section 6.5.

6.6	Specified Employees.

In the event of a distribution to a Specified Employee based upon such individual’s termination of employment with the Company, no distributions will be made, irrespective of any deferral election to the contrary, before the date which is six (6) months after the date of termination of employment, or if earlier the date of the death of the Specified Employee.

6.7	Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

6.8	Termination of Employment.

For purposes of this Plan, a Participant shall be deemed to have terminated from employment with the Company when such Participant has experienced a ‘separation from service’ under Code Section 409A.

ARTICLE VII

ADMINISTRATION

7.1	Committee.

The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3	Powers and Duties of the Committee.

(a)  Committee Powers and Responsibilities.  The Committee shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect.  Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority to:

(1)  Construe the Plan and Trust Agreement to determine all questions that shall arise as to interpretations of the Plan’s provisions including determination of which individuals are Eligible Employees and the determination of the amounts credited to a Participant’s Account, and the appropriate timing and method of benefit payments;

(2)  Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;

(3)  Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents;

(4)  Establish the rules and procedures by which the Plan shall determine and pay installment distributions and in-service distributions;

(5)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6)  Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

(7)  Adopt amendments to the Plan document which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Committee shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Board before becoming effective;

(8)  Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including but not limited to attorneys, accountants, and benefit, financial and administrative consultants;

(9)  Select, review and retain or change the investment which are used for determining the Interest Rate under the Plan;

(10)  Direct the investment of the assets of the Trust;

(11)  Review the performance of the Trustee with respect to the Trustee’s duties, responsibilities and obligations under the Plan and the Trust Agreement; and

(12)  Take such other action as may be necessary or appropriate to the management and investment of the Plan assets.

7.4	Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5	Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6	Compensation, Expenses and Indemnity.

(a)  The members of the Committee shall serve without compensation for their services hereunder.

(b)  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)  To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7	Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis.

7.8	Disputes.

(a)  Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim.  The request must be addressed to the President of the Company at its then principal place of business.

(b)  Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:  (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this  Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c)  Request For Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company.  Such request must be addressed to the Secretary of the Company, at its then principal place of business.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d)  Review of Decision.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this  Plan on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.  No further legal action may be initiated claiming benefits under this Plan until the claims procedures set forth in this Article VII are completed.

7.9	Plan Amendment.

This Plan may be amended by the Company at any time in its sole discretion.  Additionally, the Plan may be amended upon an action of the members of the Committee subject to the provisions in Section 7.3.  However, no amendment may be made that alters the nature of an election or benefit distribution election or which would reduce the amount credited to a Participant’s Account on the date of such amendment, unless such amendment is made pursuant to Section 8.9 of the Plan to comply with changes in applicable law.

7.10	Plan Termination.

The Company reserves the right to terminate the Plan in its entirety by an action of the Board at any time upon fifteen (15) days notice to the Participants.  The termination of the Plan shall automatically revoke all outstanding deferral elections.  If the Plan is terminated, all benefits shall continue to be paid in the form and at the times previously elected by the Participants, unless at the time of such distribution Section 409A of the Code, or other applicable IRS guidance, would authorize the distribution in a lump sum of all Plan benefits.  Any amounts remaining in the Trust after all benefits have been paid shall revert to the Company.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the ERISA.

8.2	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State in which the Company is incorporated, except where pre-empted by ERISA.

8.4	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.6	Limitation of Rights and Employment Relationship

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.7	Successors.

This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.8	Attorneys’ Fees.

If the Company, the Participant, any Beneficiary, and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

8.9	Severability.

If any provision of this Plan is held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Plan, and the Plan shall be construed and enforced as if such provision had not been included.  In addition, if such provision is invalid, illegal or unenforceable due to changes in applicable law, the Company may amend the Plan, without the consent and without providing any advance notice to any Participant, as may be necessary or desirable to comply with changes in the applicable law or financial accounting of deferred compensation plans.

8.10	Shareholder Rights.

A Participant shall have no rights as a shareholder with respect to any Stock Units which may be credited by the Company to the Plan.  Notwithstanding the foregoing, Stock Units allocated to a Participant’s Account shall be entitled to receive such Stock Units prorata portion of any cash dividend declared by the Company with respect to the shares of the Company’s common stock underlying such Stock Units.  The Committee shall instruct the Trustee, in the Committee’s sole and absolute discretion, on how to vote, or not vote, any shares of Company common stock which may actually be allocated to the Trust and nothing contained in this Plan shall be construed as permitting the Participant to vote any such shares of Company common stock held by the Trust.

8.11	Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.12	Section 409A of the Code.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder.  The Plan shall be construed and interpreted in accordance with such intent.

MAXIMUS, INC.
DEFERRED COMPENSATION PLAN

(i)

(ii)